UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2006
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	0-3683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

Item 2.03 - Creation of a Material Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Issuance of Trust Preferred Securities

Trustmark Corporation completed a private placement of $60 million of trust preferred securities on August 18, 2006, through a newly formed Delaware trust affiliate, Trustmark Preferred Capital Trust I, (the “Trust”). The trust preferred securities mature September 30, 2036, are redeemable at the Corporation’s option beginning after five years, and bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.72%. Under applicable regulatory guidelines, these trust preferred securities qualify as Tier 1 capital. All of the common securities of the Trust are held by the Corporation.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $61,856,000 in aggregate principal amount of the Corporation’s junior subordinated debentures. The net proceeds to the Corporation from the sale of the debentures to the Trust will be used by the Corporation to finance its merger with Republic Bancshares of Texas, Inc., which is expected to be completed at the close of business on August 25, 2006.

The debentures were issued pursuant to a Junior Subordinated Indenture, dated August 18, 2006 between the Corporation, as issuer, and Wilmington Trust Company, as trustee (the “Indenture”). Like the trust preferred securities, the debentures bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.72%. The interest payments by the Corporation will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the debentures, the Corporation may defer interest payments on the debentures (in which case the Trust will also defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

The debentures are subordinated to the prior payment of any other indebtedness of the Corporation that, by its terms, is not similarly subordinated. The trust preferred securities will be recorded as a long-term liability on the Corporation’s balance sheet; however, for regulatory purposes the trust preferred securities will be treated as Tier 1 capital under rulings of the Federal Reserve Board, the Corporation’s primary federal regulatory agency.

The debentures mature on September 30, 2036 but may be redeemed at the Corporation’s option at anytime on or after September 30, 2011 or at anytime upon certain events, such as a change in the regulatory capital treatment of the debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events. The redemption price for the debentures is equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any. Upon any redemption of the debentures, the Trust will redeem a like amount of the trust preferred securities.

The Corporation also entered into a Guarantee Agreement, dated August 18, 2006, pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from the Corporation for the purpose of paying those distributions or the principal amount of the trust preferred securities.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed as part of this Form 8-K:

Exhibit No.	Description
4.1	Amended and Restated Trust Agreement
4.2	Junior Subordinated Indenture
4.3	Guarantee Agreement
99.1	Press release announcing completion of trust preferred securities offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Zach L. Wasson
Zach L. Wasson
Treasurer & Chief Financial Officer

DATE:	August 21, 2006

EXHIBIT INDEX

4.1	Amended and Restated Trust Agreement
4.2	Junior Subordinated Indenture
4.3	Guarantee Agreement
99.1	Press release announcing completion of trust preferred securities offering